UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

ACLARIS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37581	46-0571712
(Commission File No.)	(IRS Employer Identification No.)

101 Lindenwood Drive, Suite 400

Malvern,  PA 19355

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484)  324-7933

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2016, Albert Cha provided notice to the board of directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) of his decision to resign from the Board, the Company’s Compensation Committee and the Company’s Nominating and Corporate Governance Committee, effective as of August 5, 2016. Dr. Cha’s decision to resign was not the result of any disagreement with the Company. In order to ensure continued compliance with the NASDAQ listing rules, on August 4, 2016, the Board appointed Anand Mehra, a current director of the Company, to replace Dr. Cha as the chairman of the Company’s Compensation Committee, effective as of August 5, 2016, and appointed Richard A. Bierly, a current director of the Company, to replace Dr. Cha as a member of the Company’s Nominating and Corporate Governance Committee, effective as of August 5, 2016.

Also on  August 4, 2016, the Board appointed William D. Humphries to serve as a director of the Company, effective as of September 1, 2016.  Mr. Humphries will serve as a Class I director whose term will expire at the 2019 annual meeting of stockholders.  The Company expects Mr. Humphries will replace Dr. Mehra as a member of the Company’s Audit Committee and will replace Mr. Bierly as a member of the Company’s Nominating and Corporate Governance Committee, effective as of September 1, 2016.  There is no arrangement or understanding between Mr. Humphries and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Humphries and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Mr. Humphries requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Mr. Humphries is set forth below.

William D. Humphries, age 49,  has served as President and Chief Executive Officer of the North American business of Merz, Inc., an affiliate of Merz Pharma Group, a specialty healthcare company, since March 2012. From 2006 to March 2012, he served in a number of leadership positions with Stiefel Laboratories, Inc., a dermatology pharmaceutical company, including as its Chief Commercial Officer and then as its President beginning in 2008. Stiefel was acquired by GlaxoSmithKline in 2009. After the acquisition, Mr. Humphries served as the President of Dermatology for Stiefel from 2009 until March 2012. Before Stiefel, Mr. Humphries served in executive roles in sales and marketing, business development, and international marketing for Allergan, Inc., concluding as vice president of its U.S. skincare business. Mr. Humphries has served on the board of directors of Clearside Biomedical, Inc., a public clinical biopharmaceutical company, since 2012. Mr. Humphries has also served on the GlaxoSmithKline Portfolio Investment Board and the GlaxoSmithKline Ophthalmology Board. Mr. Humphries received his M.B.A. degree from Pepperdine University and a B.A. degree from Bucknell University.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Humphries  will be granted a nonqualified stock option with a Black-Scholes value as of the date of grant of $160,000.  The stock option will have an exercise price per share equal the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments  subject to Mr. Humphries’s Continuous Service (as defined in the Company’s 2015 Equity Incentive Plan) through such vesting dates.  Additionally, Mr. Humphries will be entitled to receive a $35,000 annual retainer for his service as director, a $7,500 annual retainer for his service on the Audit Committee and a $4,000 annual retainer for his service on the Nominating and Corporate Governance Committee.  At each annual stockholder meeting following which Mr. Humphries’s term as a director continues, Mr. Humphries will be entitled to receive an additional nonqualified stock option to purchase shares of the Company’s common stock with a Black-Scholes value of $90,000 on the date of grant, which option will vest and become exercisable in 12 equal monthly installments following the date of grant.  Mr. Humphries has also entered into the Company’s standard form of indemnification agreement.

Item 7.01             Regulation FD Disclosure.

On August 4, 2016, the Company issued a press release announcing the resignation of Dr. Cha and the appointment of Mr. Humphries.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated August 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aclaris Therapeutics, Inc.

Date: August 4, 2016
	By:	/s/ Frank Ruffo
Frank Ruffo
Chief Financial Officer